EXHIBIT 99.1

                             DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

                Denbury Resources Announces First Quarter Results

News Release
Released at 7:30 AM CDT

     DALLAS, April 28, 2004 - Denbury Resources Inc. (NYSE symbol: DNR) ("Denbury" or the "Company") today announced its first quarter 2004 financial and operating results. The Company's production in the first quarter of 2004 increased 6% over the fourth quarter of 2003 production, averaging 36,647 barrels of oil equivalent per day ("BOE/d"), the Company's highest quarterly average-to-date. The Company also posted near-record earnings for the quarter of $22.3 million, or $0.41 per common share, as compared to earnings of $21.1 million or $0.39 per common share for the first quarter of 2003 ($18.5 million, or $0.34 per common share excluding $2.6 million of income in the 2003 period relating to the cumulative effect of a change in accounting principle).

     Adjusted cash flow from operations for the first quarter of 2004 (before changes in assets and liabilities) was also near-record highs, totaling $58.9 million, a 24% increase over the $47.4 million generated in the first quarter of 2003. Net cash flow provided by operations, the GAAP measure, totaled $53.0 million during the first quarter of 2004, as compared to $35.5 million during the first quarter of 2003. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles ("GAAP"), which is a GAAP measure, as opposed to adjusted cash flow, which is the non-GAAP measure).

Production
----------

     Production for the quarter was 36,647 BOE/d, just slightly higher than the first quarter of 2003 average of 36,093 BOE/d, but a 6% increase over the fourth quarter of 2003 levels. Oil production for the Company's tertiary operations increased 13% over levels in the prior quarter, and 45% when compared to first quarter of 2003 production, averaging 6,318 Bbls/d in 2004's first quarter, primarily as a result of production increases at Mallalieu Field. The Company also had an initial response, although minor, from McComb Field, where the Company initiated CO2 injections late in 2003, although oil production from this field is not expected to be significant until late 2004. Production from the offshore Gulf of Mexico also increased 24% over levels in the prior quarter, averaging 8,521 BOE/d, primarily as a result of several recent well completions. Partially offsetting these increases were minor declines in other areas resulting from property sales and general depletion.

First Quarter 2004 Financial Results
------------------------------------

     In the first quarter of 2004, revenues increased $11.2 million primarily as a result of lower hedge payments than in the first quarter of 2003. The $27.7 million paid during the first quarter of 2003 on hedges was primarily caused by the unusually high natural gas prices during March 2003, when natural gas price indexes were $9.28 per MMBtu. During the first quarter of 2004, the most significant payments on hedges were oil related. Excluding the hedge payments, the slightly higher production rates in 2004 were offset by slightly lower commodity prices on a BOE basis. Oil prices were 4% higher in the first quarter of 2004 than in the prior year first quarter, but natural gas prices were 11% lower, resulting in an overall decline of 4% in commodity prices on a BOE basis.

     Overall, operating cash expenses on a BOE basis were lower, although there were both positive and negative changes. Operating expenses decreased to $6.76 per BOE in the first quarter of 2004, down from $6.90 in the first quarter of 2003, primarily because there were no significant unusual workover expenses in the first part of 2004. Conversely, in the first quarter of 2003, the Company expensed $850,000 on two workovers relating to the mechanical failures of two onshore Louisiana wells. Higher production levels in 2004 also helped reduce operating expenses on a per BOE basis.

     General and administrative expenses increased, averaging $1.42 per BOE in the first quarter of 2004, up from $1.17 per BOE in the prior year's first quarter. The increase primarily relates to severance costs for a portion of the Company's offshore professional and technical staff, plus expenses associated with the recent sale of stock by the Texas Pacific Group.

     Interest expenses decreased on a gross and per BOE basis as a result of lower overall interest rates, primarily related to the subordinated debt refinancing in 2003, and lower average debt levels, as a result of the $50 million reduction in debt during 2003.

     Depreciation, depletion and amortization expense ("DD&A") increased in the first quarter of 2004 to $8.19 per BOE, primarily as a result of the higher percentage of expenditures on offshore properties during 2003 and early 2004, which typically have a higher finding and development cost per BOE. The first quarter 2004 rate is more comparable to the fourth quarter of 2003 DD&A rate of $8.00 per BOE than to the first quarter of 2003 DD&A rate of $7.25 per BOE.

     The Company recognized current income tax expense of $2.1 million in the first quarter of 2004 related to alternative minimum taxes due that cannot be offset by the Company's regular tax net loss carryforwards or enhanced oil recovery credits.

     On January 1, 2003, the Company implemented SFAS No.143, "Accounting for Asset Retirement Obligations". The cumulative effect of this change in accounting principle for the prior years, net of related income tax expense, was $2.6 million, which was a credit to earnings in the first quarter of 2003.

2004 Outlook
------------

     Denbury's 2004 development and exploration budget is currently set at $172 million. Any acquisitions made by the Company will increase these capital budget amounts. Denbury's total debt as of April 27, 2004 is approximately $310 million, with $135 million undrawn on its recently reaffirmed bank borrowing base of $220 million. The $10 million increase in bank debt since year-end was primarily to fund the acquisition of the last remaining CO2 producing well in Mississippi not previously owned by the Company.

     The Company expects its production during the remaining three quarters of 2004 to be slightly lower than the first quarter rate of 36,647 BOE/d, with an annual average of between 35,000 and 36,000 BOE/d. The Company will adjust its guidance if, and when, the proposed sale of its offshore properties is consummated, currently expected to occur mid-year. During the first quarter of 2004, production from these offshore properties averaged 8,521 BOE/d (principally natural gas).


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

     Gareth Roberts, Chief Executive Officer, said: "We are pleased with the operational results of this quarter. Production from our tertiary operations was right on forecast, averaging 6,318 Bbls/d, a 13% increase over the fourth quarter production rates. We are in the process of completing two additional CO2 source wells, which should bring our CO2 production capacity to around 300 MMcf/d, with two more CO2 source wells scheduled to be drilled this year. We recognized the benefits of our 2003 offshore activity this quarter as offshore production increased to its highest level in over a year, as a result of several well completions in the fourth and first quarters. We hope to complete the proposed sale of our offshore properties mid-year, assuming we obtain an acceptable price. With the proceeds from our offshore sale, we plan to repay our bank debt and invest the remaining cash balance over the next couple of years. We have not yet finalized the use of proceeds pending the results of the sale, but generally we plan to accelerate our development of CO2 reserves and production at Jackson Dome, accelerate to the extent possible our second phase of tertiary operations planned for East Mississippi, and increase our expenditures in other areas such as the Barnett Shale. We are also continuing to look for property acquisitions, particularly those that have future tertiary potential."

Conference Call
---------------

     The public is invited to listen to the Company's conference call set for today, April 28, 2004, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www. denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one week by dialing 888-203-1112 or 719-457-0820.

Financial and Statistical Data Tables
-------------------------------------

     Following are financial highlights for the comparative first quarters ended March 31, 2004 and 2003. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted at 6:1.













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

FIRST QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per
share and unit data)
                                                                      Three Months Ended
                                                                            March 31,
                                                                   ---------------------------         Percentage
                                                                      2004             2003              Change
                                                                   ----------        ---------         ----------
Revenues:
  Oil sales                                                            54,525           52,213         +      4%
  Gas sales                                                            55,711           59,511         -      6%
  CO2 sales and transportation fees                                     1,361            2,189         -     38%
  Loss on settlements of derivative contracts                         (14,268)         (27,685)        -     48%
  Interest income and other                                               326              220         +     48%
                                                                   ----------        ---------
     Total revenues                                                    97,655           86,448         +     13%
                                                                   ----------        ---------
Expenses:
  Lease operating expenses                                             22,528           22,402         +      1%
  Production taxes and marketing expense                                4,067            3,896         +      4%
  CO2 operating expenses                                                  144              317         -     55%
  General and administrative                                            4,748            3,791         +     25%
  Interest                                                              5,081            6,461         -     21%
  Depletion, depreciation and accretion                                27,324           23,553         +     16%
  Amortization of derivative contracts and
   other non-cash hedging adjustments                                     818           (1,510)        -    154%
                                                                   ----------        ---------
     Total expenses                                                    64,710           58,910         +     10%
                                                                   ----------        ---------

Income before income taxes                                             32,945           27,538         +     20%

Income tax provision
  Current income taxes                                                  2,119            2,730         -     22%
  Deferred income taxes                                                 8,522            6,355         +     34%
                                                                   ----------        ---------
Income before cumulative effect of a change in
  accounting principle                                                 22,304           18,453         +     21%

Cumulative effect of change in accounting
  principle, net of income taxes of $1,600                                  -            2,612               N/A
                                                                   ----------        ---------
NET INCOME                                                             22,304           21,065         +      6%
                                                                   ==========        =========

Net income per common share - basic:
  Income before cumulative effect of a change in
    accounting principle                                                 0.41             0.34         +     21%

  Cumulative effect of change in accounting principle                       -             0.05               N/A
                                                                   ----------        ---------
     Net income per common share - basic                                 0.41             0.39         +      5%
                                                                   ==========        =========
Net income per common share - diluted:
  Income before cumulative effect of a change in
    accounting principle                                                 0.40             0.33         +     21%

Cumulative effect of change in accounting principle                         -             0.05               N/A
                                                                   ----------        ---------
     Net income per common share - diluted                               0.40             0.38         +      5%
                                                                   ----------        ---------

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

                                                                      Three Months Ended
                                                                            March 31,
                                                                   ---------------------------         Percentage
                                                                      2004             2003              Change
                                                                   ----------        ---------         ----------
Weighted average common shares:
  Basic                                                                54,388           53,639         +     1%
  Diluted                                                              56,313           55,049         +     2%

Production (daily - net of royalties)
  Oil (barrels)                                                        19,404           19,565         -     1%
  Gas (mcf)                                                           103,457           99,170         +     4%
  BOE (6:1)                                                            36,647           36,093         +     2%

Unit sales price (including hedges)
  Oil (per barrel)                                                      24.92            24.69         +     1%
  Gas (per mcf)                                                          5.52             4.54         +    22%

Unit sales price (excluding hedges)
  Oil (per barrel)                                                      30.88            29.65         +     4%
  Gas (per mcf)                                                          5.92             6.67         -    11%

Non-GAAP Financial Measure (1)
  Adjusted cash flow from
    operations (non-GAAP measure)                                      58,920           47,366         +    24%
  Net change in assets and liabilities relating to
    operations                                                         (5,925)         (11,857)        -    50%
                                                                   ----------        ---------
Net cash flow from operations (GAAP measure)                           52,995           35,509         +    49%
                                                                   ==========        =========

Oil & gas capital investments                                          47,913           36,361         +    32%
CO2 capital investments                                                20,203            6,904         +   193%
Proceeds from sales of oil and gas properties                             512           26,366         -    98%

Cash and cash equivalents                                              17,208          161,170         -    89%
Total assets                                                        1,039,830        1,082,077         -     4%
Total debt (excluding discount)                                       305,000          475,000         -    36%
Total stockholders' equity                                            446,017          379,844         +    17%

BOE data (6:1)
  Revenue                                                               33.06            34.40         -     4%
  Gain (loss) on settlements of derivative contracts                    (4.28)           (8.52)        -    50%
  Lease operating expenses                                              (6.76)           (6.90)        -     2%
  Production taxes and marketing expense                                (1.22)           (1.20)        +     2%
                                                                   ----------        ---------
    Production netback                                                  20.80            17.78         +    17%
  CO2 operating margin                                                   0.37             0.58         -    36%
  General and administrative expenses                                   (1.42)           (1.17)        +    21%
  Net cash interest expense                                             (1.33)           (1.77)        -    25%
  Current income taxes and other                                        (0.75)           (0.83)        -    10%
  Changes in assets and liabilities                                     (1.78)           (3.66)        -    51%
                                                                   ----------        ---------
    Cash flow from operations                                           15.89            10.93         +    45%
                                                                   ==========        =========

(1) See "Non-GAAP Measures" at the end of this report.



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
Non-GAAP Measures
-----------------

     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from our Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. We believe that this is important to consider separately, as we believe it can often be a better way to discuss changes in operating trends in our business caused by changes in production, prices, operating costs, and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Operating Results" in our latest Form 10-Q or Form 10-K.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi and holds significant operating acreage in onshore Louisiana and offshore Gulf of Mexico areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices, including secondary and tertiary recovery operations.

     This press release, other than historical financial information, contains forward looking statements that involve risks such as those involved in drilling activity and those due to price volatility, and uncertainties as to drilling results, production levels, commodity prices, and financial results as detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. These reports are incorporated by reference as though fully set forth herein. These statements are based on assumptions concerning commodity prices, existing market conditions, scheduling, drilling and completion results and costs and engineering assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

                      For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000 www.denbury.com


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